
<ARTICLE> 5
<LEGEND>
THE SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE PRICE
DEVELOPMENT COMPANY, LIMITED PARTNERSHIP FORM 10-K FOR THE YEAR ENDED
DECEMBER 31, 1998 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH
FINANCIAL STATEMENTS.
</LEGEND>

<PERIOD-TYPE>                 YEAR              YEAR             YEAR
<FISCAL-YEAR-END>             DEC-31-1998       DEC-31-1997      DEC-31-1996
<PERIOD-END>                  DEC-31-1998       DEC-31-1997      DEC-31-1996
<CASH>                             $5,123            $5,603                0
<SECURITIES>                            0                 0                0
<RECEIVABLES>                      10,454             6,329                0
<ALLOWANCES>                        (741)             (570)                0
<INVENTORY>                             0<F1>             0<F1>            0
<CURRENT-ASSETS>                        0                 0                0
<PP&E>                                  0<F2>             0<F2>            0
<DEPRECIATION>                          0<F2>             0<F2>            0
<TOTAL-ASSETS>                    733,155           545,684                0
<CURRENT-LIABILITIES>                   0<F1>             0<F1>            0
<BONDS>                                 0                 0                0
<PREFERRED-MANDATORY>                   0                 0                0
<PREFERRED>                             0                 0                0
<COMMON>                                2                 2                0
<OTHER-SE>                              0                 0                0
<TOTAL-LIABILITY-AND-EQUITY>      733,155           545,684                0
<SALES>                                 0                 0                0
<TOTAL-REVENUES>                  109,069            82,973           72,949
<CGS>                                   0                 0                0
<TOTAL-COSTS>                           0                 0                0
<OTHER-EXPENSES>                   55,631<F3>        40,844<F4>       36,384<F5>
<LOSS-PROVISION>                        0                 0                0
<INTEREST-EXPENSE>                 20,501             9,066            7,776
<INCOME-PRETAX>                         0                 0                0
<INCOME-TAX>                            0                 0                0
<INCOME-CONTINUING>                     0                 0                0
<DISCONTINUED>                          0                 0                0
<EXTRAORDINARY>                         0             (162)                0
<CHANGES>                               0                 0                0
<NET-INCOME>                       33,612            32,846           28,494
<EPS-PRIMARY>                       $1.58<F6>         $1.56<F6>        $1.45<F6>
<EPS-DILUTED>                       $1.57<F6>         $1.54<F6>        $1.44<F6>

<F1>The financial statements reflect an unclassified balance sheet due to the nature of the Company's industry - Real Estate.
<F2>The Company utilizes a condensed balance sheet format for 10-K reporting.
Amounts are included in Other Assets.
<F3>Amount is comprised of $76,132 of expenses less interest expense of $20,501 reflected elsewhere in this Financial Data Schedule.
<F4>Amount is comprised of $49,910 of expenses less interest expense of $9,066 reflected elsewhere in this Financial Data Schedule.
<F5>Amount is comprised of $44,160 of expenses less interest expense of $7,776 reflected elsewhere in this Financial Data Schedule.
<F6>Amount reflects new standard of FAS 128 for Basic Earnings Per Share and
Diluted Earnings Per Share.


